Exhibit 99.2

Semitool, Inc. Fiscal 2008 Fourth Quarter Earnings Call Script

November 11, 2008 5:00pm EST

Executives:

Ray Thompson, Chairman and Chief Executive Officer

Larry Murphy, President and Chief Operating Officer

Larry Viano, Vice President and Chief Financial Officer

Presentation:

Geoff High - Pfeiffer High Investor Relations, Inc.:

Good afternoon and welcome to Semitool’s fourth fiscal quarter conference call. Presenting on behalf of the Company will be Chairman and Chief Executive Officer Ray Thompson, President and Chief Operating Officer Larry Murphy, and Vice President and Chief Financial Officer Larry Viano.

I would like to remind everyone that the matters discussed during this call may include forward-looking statements that are based on management's estimates, projections and assumptions as of today’s date and are subject to risks and uncertainties that are disclosed in Semitool’s filings with the Securities and Exchange Commission. The Company’s business is subject to certain risks that could cause actual results to differ materially from those anticipated in its forward looking statements. Semitool assumes no obligation to update forward-looking statements that become untrue because of subsequent events.

A webcast replay of today’s call will be available at www.semitool.com for 90 days after the call. In addition, a telephone replay will be made available for 48 hours beginning approximately two hours after the conclusion of this call. Details for listening to today’s call or webcast are available in today’s news release.

With that, I will now turn the call over to Ray Thompson.

Ray, please go ahead.

Thank you Geoff.

As you are well aware, the volatility associated with our industry is in full bloom. Nevertheless, Semitool delivered double-digit top- and bottom-line growth during both the fourth quarter and our full fiscal year.

In light of the current spending environment, we are battening down the hatches on the cost side of the business. I want to assure you that management is committed to shape our company to ride out this business cycle, including the pursuit of future opportunities that match up with our core strengths. We expect to emerge from this troubled marketplace a stronger company, especially when you consider our current, ongoing, development initiatives:

•

Our demo units are performing extremely well in the field, and are meeting or exceeding customer expectations for reliability, yield, and productivity. . . . this is consistent with all of the Raider platforms being deployed in high volume production environments.

•	Our initiatives in porous silicon for the solar sector including a new and novel process chamber, are on track.
•	We are exploring new initiatives in die-stacking for wafer-level packaging, one of which goes all the way back to the founding of this company in 1978.
•

Our copper joint development project with Applied Materials is delivering real benefits to both companies. I am particularly pleased with the level of cooperation and commitment by both of our management teams. This relationship has been well received by the industry, and is providing opportunity for important gains in market share while at the same time the industry continues to increase its use of copper for new technologies.

With all we have going on the development front, and the steps we have taken to reduce costs, I remain as optimistic as ever about Semitool’s prospects for long-range success.

Larry Viano will now provide you with some color on our financial results, and then Larry Murphy will address some operational highlights.

Larry...

Larry Viano, Vice President and CFO

Thanks Ray.

As Ray mentioned, we reported solid financial growth during fiscal 2008. Revenue and net income during the year were up by 11 and 15 percent, respectively. The results include a mark-to-market adjustment of our Aviza stock holdings by $900 thousand dollars.

With respect to tool revenue composition during fiscal 2008:

•	Approximately 81 percent came from Raider sales, while 19 percent came from batch tools.
•	Geographically,
o	31 percent of sales came from North America during the fiscal year, while
o	23 percent came from Europe
o	and 46 percent were generated in Asia.

To maintain our financial strength, we have taken steps to adjust our cost structure to match anticipated revenue levels.

We have reduced our expenses by approximately 2.5 million dollars during the first quarter of fiscal 2009, and we expect these cuts to provide roughly 6 million in quarterly savings on an ongoing basis.

To break that down:

•	Cuts in operations will generate savings of 800 thousand dollars in the first quarter, and 1.7 million on a quarterly basis going forward.
•	Reductions in R&D will generate Q1 savings of 500 thousand dollars, and 1.2 million quarterly.
•	Cuts in SG&A will reduce first quarter expenses by 1.2 million dollars and will save us 3.1 million on a quarterly basis.

As a result of these cuts, we have lowered our break-even point to approximately 45 million, and we expect substantial additional cuts to SG&A.

Subsequent to the close of the fiscal year, we have increased our cash position to 22 million dollars through the collection of receivables. Our forecasts show that our cash position will be adequate to meet our needs for the coming fiscal year.

We are comfortable with the collectability of our remaining receivables and have not had a need to increase our allowance for doubtful accounts.

•	With respect to guidance,
o	We expect first quarter revenue to be in a range of 42 to 47 million dollars, and we expect to report a first quarter loss of between 7 and 4 cents per share.
o	First quarter shipments are expected to range from 52 to 54 million dollars.
o	For fiscal 2009, we are currently expecting revenue to be in a range of 170 million to 220 million dollars.
o	Our tax rate for the fiscal year could vary from a provision of 22 percent to a benefit of 45 percent, depending on our earnings or loss position.
o	CAPEX for fiscal 09 will range between 1 to 3 million dollars, however most of these additions will not require future cash outlays.

I will now turn the call over to Larry Murphy, who will provide you with some operational highlights.

Larry...

Larry Murphy, President and COO

Thanks Larry.

Along with obvious challenges, these market downturns open the door for device manufacturers to strengthen their production platforms and prepare for the next surge in spending.  This obviously represents an important opportunity for Semitool as well, and we are working to position the company for market share gains in advance of the next spending cycle.

We are very active in the emerging TSV market.  This quarter we will be shipping Raider plating tools for this application to two different memory manufacturers.

We also recently signed a joint development partnership for 3X and 2X copper interconnect with two major manufacturers of both DRAM and Flash. These programs have significant commercial potential for Semitool.

As most of you know, one of our long-time customers is forming a new foundry company with significant investment expected in the coming year.  Another key customer of ours has recently formed a joint venture in Taiwan, with substantial investments anticipated next year as well.

Our affiliation with Applied Materials is an important component in our strategy for driving our leading technology and cost of ownership positions resulting in greater market share, and as Ray stated, this partnership is going very well. Along with our collective efforts on copper interconnect, we’ve also initiated work with Applied Materials on TSV.

We’re optimistic that these and other initiatives will position us for significant growth over the long term.

We are now ready to take your questions.

Operator...

Close:

Thank you, once again for joining us. While there is no question that these are challenging times for our industry and therefore us.... We believe the value that Semitool processes and tool productivity bring are more important than ever as our customers seek to remain completive.

With respect to this company in particular, it is managements view that there is still good reason for optimism.

Stay tuned....